Intellect Neurosciences Initiates Capital Markets Plan

April 8, 2011 (GLOBE NEWSWIRE) -- Intellect Neurosciences, Inc. (OTC: ILNS), a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for Alzheimer's disease and other serious neurodegenerative conditions, with an internal diversified pipeline and licenses with major pharmaceutical companies covering products in late-stage clinical trials, announced today that the Company is undertaking important strategic corporate initiatives primarily designed to improve its capital markets appeal to both retail and institutional investors. The strategy is designed to improve liquidity and strengthen the Company’s ability to raise additional capital when needed. Specifically, the Company’s stockholders approved, by way of written consent, a one-for-fifty (1 for 50) reverse stock-split of the Company’s outstanding shares of common stock to take effect on April 12, 2011.  The reverse split will not affect the number of authorized shares of the Company’s common stock, which will remain at a total of two billion shares. Today’s announcement follows successive important developments that were achieved with respect to Intellect’s product pipeline, technology platforms and patent portfolio.

Dr. Daniel Chain, Chairman & CEO of Intellect, commented: “As a result of the exceptional progress we have made over the past year, Intellect is now uniquely poised to take advantage of increased strength in the capital markets for the long-term benefit of all our shareholders. In particular, I would note the following accomplishments:

•	Grant of two new patents by the United States Patent and Trademark Office (USPTO) in relation to our Alzheimer’s monoclonal antibody, IN-N01, and RECALL-VAX programs;

•	Grant of patent allowance in Canada for OX1; and

•	Completion of phase 1 trials for OX1and the high level of interest this program has generated among potential strategic partners.

•
Submission by an independent, world renowned, New York-based academician who is a recognized expert in Alzheimer’s disease immunotherapy, of a written declaration in support of our response to an Official Action by the USPTO. This latest development bolsters our confidence that we will be granted a US patent for our ANTISENILIN® technology.

Dr. Chain added:  “These important developments collectively underscore Intellect’s strong competitive advantage in the Alzheimer’s therapeutic area, which results from seminal discoveries that were made several years ago when the pharmaceutical industry was still largely focused on developing treatments that had only symptomatic benefit whereas Intellect’s pipeline is solely based on drugs that have disease-modifying potential.  In addition, these developments give us heightened confidence regarding our ability to successfully partner our programs, such as OX1, to accelerate drug commercialization and yield revenues from payment of license fees, development milestones and royalties from future drug sales. Therefore, it is vitally important that we capitalize on the momentum we have generated by taking the necessary steps to make our Company more attractive to the capital markets and ultimately realize maximum benefit for our shareholders. We are proud of the historic role we have played in the development of these drugs and look forward to the day they may benefit Alzheimer’s patients worldwide.”

Through May 9, 2011, the Company’s shares will trade on the OTCBB under the symbol “ILNSD” (with the extra letter “D” to indicate the reverse split).  Thereafter, the shares of the Company will resume trading under the symbol “ILNS”.

Additional details and instructions for shareholder stock certificate exchanges will be mailed to the shareholders of record as of the date of the split.  The Company’s transfer agent is American Stock & Transfer Company, LLC, who can be reached toll-free at 877-248-6417.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a Manhattan-based biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and other disorders. The Company's most advanced internally developed product is OX1, which has been tested in Phase 1 clinical trials. The Company plans to conduct clinical proof of concept patient trials for OX1 in Alzheimer’s disease and Friedreich’s Ataxia, a rare inherited disease that brings about free-radical mediated progressive damage to the nervous system.  In addition, the Company’s internal pipeline includes IN-N01, a humanized monoclonal antibody designed to promote the clearance of soluble beta amyloid and Recall-Vax, a vaccine technology that has the potential to delay or prevent Alzheimer's disease in people who are at risk.

The Company has significant intellectual property assets, which include several patent families underlying the Company's internal programs, and a pivotal patent estate regarding passive Alzheimer’s immunotherapy. The Company's ANTISENILIN® patent estate claims monoclonal antibodies that bind either end of amyloid beta but do not interact with the amyloid precursor protein from which amyloid beta is produced in the body. This high degree of specificity is an important safety feature, reducing the potential for adverse affects. Patents have been granted in Europe, Japan, China and elsewhere and are pending in the United States.

Safe Harbor Statement Regarding Forward-Looking Statements:

The statements in this release and oral statements made by representatives of Intellect relating to matters that are not historical facts (including, without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Intellect's Annual Report on Form 10-K (file no. 333-128226), filed on October 13, 2010, and information contained in our Quarterly Report on Form 10-Q for the three month period ended September 30, 2010, filed on November 18, 2010.

Contact:

Intellect Neurosciences, Inc.
Elliot Maza, JD, CPA,
President and Chief Financial Officer
Tel. 212-448-9300

45 West 36th St.
3rd Floor New York,
NY 10018, USA.
http://www.intellectns.com